UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

            Date of Report (Date of earliest reported): June 22, 2012

                        Commission File Number 001-33933


                         EXPLORE ANYWHERE HOLDING CORP.
             (Exact name of registrant as specified in its charter)

            Nevada                                               88-0319470
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

6150 West 200 South, #3, Wabash, Indiana                           46992
(Address of principal executive offices)                         (Zip Code)

                                  877.539.5644
              (Registrant's telephone number, including area code)

ITEM 3.02 - UNREGISTERED SALES OF EQUITY SECURITIES

     On June 18, 2012, Explore Anywhere Holding Corp. (the "Company") issued a total of 2,000,000 shares of its common stock in consideration for the cancellation of $100,000 of principal of three (3) outstanding convertible promissory notes (the "Notes"). The Notes were held by Amalfi Coast Capital and by their terms gave the holder thereof the right to convert the principal amount thereof into shares of the Company's common stock at the rate of $0.05 per share. On June 14, 2012, the Company received notice from Amalfi Coast Capital of its election to convert the principal amount of the Notes, which total $100,000, into shares of the Company's common stock and the Company approved the issuance of the shares on June 18, 2012. The accrued and unpaid interest on the Notes was not converted and still remains due and payable.

ITEM 5.02 - COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

     On June 18, 2012, the Company entered into a Restricted Stock Award Agreement with its President and CEO, Bryan Hammond, pursuant to which the Company agreed to issue 1 million shares of its common stock to Mr. Hammond. The shares are restricted and are subject to a substantial risk of forfeiture.

     The stock award is subject to a vesting schedule whereby twenty percent (20%) of the stock award vests for every $1 million in revenue that the Company receives. The stock award is also subject to the continued employment of Mr. Hammond by the Company in an executive capacity.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: June 22, 2012

EXPLORE ANYWHERE HOLDING CORP.



By: /s/ Bryan Hammond
   ---------------------------------
Name:  Bryan Hammond
Title: President


                                       2